As filed with the Securities and Exchange Commission on January 27, 2025

Registration No. 333-263909

Registration No. 333-262767

Registration No. 333-222743

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT No. 333-263909

FORM S-8 REGISTRATION STATEMENT No. 333-262767

FORM S-8 REGISTRATION STATEMENT No. 333-222743

UNDER

THE SECURITIES ACT OF 1933

Exela Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-1347291
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2701 E. Grauwyler Rd.

Irving, TX 75061

(844) 935-2832

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Par Chadha

Executive Chairman

2701 E. Grauwyler Rd.

Irving, TX 75061

(844) 935-2832

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Erik Mengwall

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

212.407.4050

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENTS

AND

DEREGISTRATION OF UNSOLD SECURITIES

Exela Technologies, Inc. (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Forms S-3 and S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Company’s securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the number of securities listed as being registered pursuant to each Registration Statement listed below does not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-263909, filed with the SEC on March 28, 2022, registering up to $500,000,000 in aggregate total amount of the Company’s common stock, preferred stock, warrants, debt securities and/or units, issued or issuable by the Company; and

•	Registration Statement No. 333-262767, filed with the SEC on February 16, 2022, originally registering 15,073,487 shares of the Company’s common stock, par value $0.0001 per share, issuable under the Exela Technologies, Inc. Amended and Restated 2018 Stock Incentive Plan (the “Plan”).

•	Registration Statement No. 333-222743, filed with the SEC on January 26, 2018, originally registering 8,323,764 shares of the Company’s common stock, par value $0.0001 per share, issuable under the Plan.

The Company filed a  Form 25 with the SEC on January 17, 2025 to complete the delisting of the Company’s common stock and preferred stock. The Company intends to file a Form 15 with the SEC to notify the SEC of its suspended reporting obligation under Section 15(d) of the Securities Exchange Act of 1934 on or about January 27, 2025.

As a result of the delisting and deregistration of the Company’s securities, the Company is terminating all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements, if any, to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, effective upon filing of these Post-Effective Amendments, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. Effective upon filing of these Post-Effective Amendments, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized on January 27, 2025.

EXELA TECHNOLOGIES, INC.

By:	/s/ Par Chadha
Par Chadha
Executive Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Par Chadha	Executive Chairman	January 27, 2025
Par Chadha	(Principal Executive Officer)

/s/ Matthew T. Brown	Interim Chief Financial Officer	January 27, 2025
Matthew T. Brown	(Principal Financial and Principal Accounting Officer)

/s/ Martin P. Akins	Director	January 27, 2025
Martin P. Akins

/s/ J. Coley Clark	Director	January 27, 2025
J. Coley Clark

/s/ Ronald C. Cogburn	Director	January 27, 2025
Ronald C. Cogburn

/s/ James G. Reynolds	Director	January 27, 2025
James G. Reynolds